Exhibit 23.1


              Consent of Independent Accountants


     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-66702 and 33-83594) of American Oilfield Divers, Inc. of our report dated February 19, 1998 appearing on page K-38 of the Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-K.


/s/ Price Waterhouse LLP
Price Waterhouse LLP

Houston, Texas
March 24, 1998